UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  August 20, 2012

CirTran Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-49654	68-0121636
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4125 South 6000 West
West Valley City, Utah		84128
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:		(801) 963-5112

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01—ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Background

Since 2007, the Company has manufactured, marketed, and distributed internationally an energy drink through a subsidiary, CirTran Beverage Corp. (“CBC”), which had a manufacturing and distribution relationship with Play Beverages, LLC (“PlayBev”).  PlayBev had a license from Playboy Enterprises International, Inc. (“Playboy”), to use the rabbit head logo and related intellectual property to manufacture, promote, and distribute Playboy-branded nonalcoholic energy drinks worldwide.  During the year ended December 31, 2011, revenues from beverage distribution constituted approximately 96% of the Company’s consolidated revenues.

Under a manufacturing and distribution agreement entered into in 2007, CBC manufactured, marketed, and distributed the energy drink principally through subdistributors and was obligated to pay PlayBev a royalty from sales revenues, after specified deductions.  In addition, CBC advanced funds to PlayBev to: (a) develop beverage formulas, product design, branding, and packaging; (b) promote the product; (c) establish manufacturing facilities and distribution channels through subdistributors; and (d) obtain necessary governmental approvals in the United States and a number of other countries.  As of December 31, 2011, CBC owed PlayBev royalties of $7,187,360 under the manufacturing and distribution agreement, and PlayBev owed CBC $14,780,201 for the repayment of advances, for a net of $7,592,841 due by PlayBev to CBC.

PlayBev Bankruptcy Proceedings

In April 2011, creditors of PlayBev filed an involuntary bankruptcy petition against PlayBev.  The proceeding was converted to a Chapter 11 reorganization in August 2011.  Thereafter, PlayBev began working with its creditors to formulate a plan of reorganization, including negotiating with Playboy a possible new license to continue to market and distribute Playboy-branded nonalcoholic energy drinks worldwide.  See the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, Item 3. Legal Proceedings.

On August 21, 2012, PlayBev filed its plan (the “Plan”) in its Chapter 11 proceeding under which it will be reorganized as PB Energy Corporation (“PBE”).  The Plan will become effective upon requisite creditor approval, court confirmation, receipt of new funding, and satisfaction of other specified conditions.

Under the Plan, Playboy has agreed to enter into a new product license agreement with PBE, effective upon the effective date of the Plan.  Playboy and PlayBev also have agreed upon terms to settle all claims between them, also to become operative upon the effective date of the Plan.  CBC and PlayBev entered into agreements that contemplate the expiration and/or mutual termination of CBC’s rights as an exclusive Playboy-branded energy drink master distributor.

Following implementation of the Plan, Iehab Hawatmeh (an officer and director of the Company) and Fadi Nora (a director of the Company), will become officers and directors of PBE, the reorganized debtor.  The third director will be a representative of the investor(s) providing at least $3.0 million required to implement the Plan.

CBC’s Treatment under the Plan

Under the Plan, PBE has agreed to acquire certain assets of CBC that will facilitate PBE’s continuation of the Playboy-branded energy drink business and permit PBE to contract directly with CBC’s past and present subdistributors.  Finally, CBC and PlayBev have agreed upon terms to liquidate and treat CBC’s claims against PlayBev.

Asset Purchase Agreement

If the Plan is implemented, CBC will sell all of its assets related to the Playboy-branded energy drink business, which constitute substantially all of its assets, to PlayBev under an Asset Purchase Agreement dated August 20, 2012 (attached as an exhibit).  The transferred assets will include, among other things, all of CBC’s contracts with existing, non-terminated subdistributors and manufacturers of the energy drink, inventory, and tangible personal property.  Further, CBC will authorize PBE to enter into distribution contracts, manufacturing agreements, and other arrangements with CBC’s current and past subdistributors and manufacturers, notwithstanding CBC’s contractual noncircumvention rights.

PlayBev will provide two types of consideration to CBC for the acquired assets.  First, on the Plan effective date, PBE will assume certain liabilities of CBC, including obligations respecting certain deposits or advance payments from subdistributors to CBC of $1,806,848.  Second, under a Revenue Sharing Agreement dated August 20, 2012 (attached as an exhibit), beginning on the Plan effective date and continuing until termination or expiration of the Playboy-branded energy drink license with Playboy, PBE will make future payments to CBC equal to: (i) 10% of gross revenue paid by or arising from distributors that were existing or former subdistributors of CBC, plus (ii) 5% (reduced by 0.5% at the end of each annual period) of all other gross revenues.  Further, CBC will receive a credit against its claim of approximately $1.3 million, which is the net difference between assumed liabilities and assets transferred, for an agreed net allowed CBC claim of $5.5 million against PlayBev.  This claim will be satisfied by the issuance to CBC under the Settlement Agreement of approximately 5.5 million of the 20.0 million shares of PBE to be outstanding following the reorganization.

Settlement Agreement

CBC has also entered into a Settlement Agreement dated August 20, 2012 (attached as an exhibit), with PlayBev under which the Company, CBC, and PlayBev will mutually release all claims against each other, excepting only CBC’s agreed net allowed claim of $5.5 million.  As noted above, this claim will be satisfied by the issuance to CBC of approximately 5.5 million of the 20.0 million shares of PBE to be outstanding following the reorganization.

CBC and the Company will also exchange mutual releases with Playboy and CBC’s subdistributors.

Certain CBC Creditors

CBC obtained funding for its Playboy-branded energy drink business principally through borrowings from third parties.  As of July 31, 2012, the aggregate amount of principal and interest due such third parties aggregated approximately $7.7 million.  Of this, $552,252 and $2,835,783 was due Iehab Hawatmeh (an officer and director of the Company) and Fadi Nora (a director of the Company), respectively.  Under the Plan, CBC is required to satisfy such obligations and obtain releases from such creditors in favor of CBC, the Company, PlayBev, and Playboy prior to the effectiveness of the Plan.  CBC intends to transfer PBE stock that CBC receives under the Settlement Agreement to satisfy these obligations.

Required YA Global Consent

The transactions contemplated by the Asset Purchase Agreement and Settlement Agreement discussed above are expressly conditioned of obtaining the consent of the Company’s principal secured lender, YA Global Investments, L.P.

Interest of Officers and Directors in the Plan

In addition to loans from CBC, as part of the Company’s efforts to finance the initial development and marketing of the Playboy energy drink in 2007, PlayBev obtained funding through the sale of membership interests to investors.  Mr. Hawatmeh and Mr. Nora provided a portion of such funding on the same terms as offered to others prior to the commencement of the PlayBev bankruptcy.

After the bankruptcy proceeding was initiated in April 2011, PlayBev made a cash call to all of its members to obtain funds to meet the costs of the proceedings and related expenditures.  Mr. Hawatmeh and Mr. Nora committed to pay $400,000 each in response to this call, which increased the percentage interest of each in PlayBev from about 15% to about 27%, without giving effect to the organization of PBE and its issuance of stock to satisfy the claims of creditors under the Plan.  After Bev Group LLC, a funding company previously organized by the Company and other investors, provided $275,500 in response to the PlayBev cash call.  No other members of PlayBev contributed any funds in response to the cash call.

Mr. Hawatmeh and Mr. Nora have allowed claims under the Plan of $268,272 and $307,272, respectively, for wages for which they will receive a 1.34% and 1.54% interest, respectively, in the reorganized debtor, PBE.

Under the Plan, the former owners of PlayBev will retain an aggregate of approximately 54.5% of the PBE stock to be outstanding, subject to reduction depending on the possible issuances of additional shares to certain classes of creditors under the Plan.

Capitalization of PBE after Plan Implementation

The following table illustrates the pro forma capitalization of PBE after giving effect to the implementation of the Plan as proposed:

Name of Shareholder	Approximate Percentage Interest

The Company, indirectly through its subsidiary CBC(1)	27.5%
$3.0 million in new investment	15.0
Iehab Hawatmeh, Company officer and director	16.1
Fadi Nora, Company director	16.6
Others	24.8
100.0%
________________
(1)	The Company also owns, through its subsidiary CBC, a 3% interest in an entity that will own approximately 21.7% of PBE following the reorganization.

The foregoing is subject to possible adjustments based on the actual issuances of securities under the Plan, which in turn is dependent on elections made by certain creditors, the determination of the nature and amount of certain claims, and other matters.

Effectiveness of the Plan

The Plan will become effective if the bankruptcy court approves the Plan, it is approved by the requisite number of creditors of the each class whose approval is required, requisite funding is obtained, and certain other conditions are satisfied.

ITEM 2.01— COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

See Item 101—Entry Into a Material Definitive Agreement above.

ITEM 9.01—FINANCIAL STATEMENTS AND EXHIBITS

The following are filed as exhibits to this report:

Exhibit Number*	Title of Document	Location

10	Material Contracts
10.43	Asset Purchase Agreement dated August 20, 2012, among CirTran Beverage Corp., Play Beverages, LLC, and PB Energy Corporation (exhibits attached as Exhibits 10.44 and 10.45)	This filing.

10.44	Revenue Sharing Agreement dated August 20, 2012, between CirTran Beverage Corp., and PB Energy Corporation—Exhibit A to Asset Purchase Agreement, Exhibit 10.43	This filing.

10.45	Form of Satisfaction and Release between CirTran Beverage Corp. and certain creditors—Exhibit B to Asset Purchase Agreement, Exhibit 10.43	This filing.

10.46	Settlement Agreement dated August 20, 2012, among Play Beverages, LLC, CirTran Beverage Corp., and CirTran Corporation	This filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CirTran Corporation

Dated: September 7, 2012	By:	/s/ Iehab J. Hawatmeh
Iehab J. Hawatmeh, President

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